UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2011

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Conditions.

Based on preliminary data, Rentech, Inc. (the “Company”) estimates that the revenues, gross profit and operating income, and ammonia and UAN production volumes, sales volumes and average realized sales prices for its nitrogen fertilizer business for the three months and fiscal year ended September 30, 2011, as compared to the actual results for three months and fiscal year ended September 30, 2010, will fall within the following ranges:

	Three Months Ended September 30, 2010 (actual)	Three Months Ended September 30, 2011(1) (estimated range)		Fiscal Year Ended September 30, 2010 (actual)	Fiscal Year Ended September 30, 2011(1) (estimated range)
		Low	High		Low	High
	(in thousands, except product pricing)
Revenues(2)	$35,079	$37,000	$39,000	$131,396	$178,000	$180,000

Gross profit(2)	8,151	12,000	13,000	25,376	75,500	76,500

Operating income(2)	6,409	9,500	10,500	20,389	69,000	70,000

Products sold (tons)
Ammonia	35	17	19	153	123	125
UAN	100	75	77	294	314	316

Product pricing (dollars per ton)
Ammonia	$398	$630	$640	$377	$580	$590
UAN	168	290	300	180	260	270

Production (tons)(3)
Ammonia	72	53	55	267	271	273
UAN	80	65	67	287	310	312

(1)	Estimated ranges based on preliminary, unaudited data; subject to adjustment.
(2)	Revenues, gross profit and operating income include sales of all products for the Company’s nitrogen fertilizer business, including those that are not presented in the table.
(3)	Ammonia production represents the total tons of ammonia produced, including ammonia produced that was upgraded into other products, such as UAN, liquid urea, granular urea and nitric acid.

The Company estimates that revenues for its nitrogen fertilizer business were between $37.0 million and $39.0 million for the three months ended September 30, 2011, compared to approximately $35.1 million for the three months ended September 30, 2010. This increase was primarily due to higher prices paid for the Company’s products, resulting from stronger demand for nitrogen fertilizer products during the three months ended September 30, 2011, partially offset by decreased sales volumes of ammonia, UAN and other products during the period. The Company’s ammonia and UAN sales volumes were lower during the three months ended September 30, 2011 because it fulfilled a number of large orders by barge during the three months ended September 30, 2010 but had no similar shipments during the comparable period in 2011. Production was lower during the three months ended September 30, 2011, as compared to the three months ended September 30, 2010, as a result of the Company’s 2011 turnaround and decreased production efficiencies leading into the turnaround.

The Company estimates that revenues for its nitrogen fertilizer business were between $178.0 million and $180.0 million for the fiscal year ended September 30, 2011, compared to approximately $131.4 million for the fiscal year ended September 30, 2010. This increase was primarily the result of higher prices paid for the Company’s products during the fiscal year ended September 30, 2011, resulting from stronger demand for nitrogen fertilizer products during the period. Ammonia sales volumes decreased and UAN sales volumes increased during the fiscal year ended September 30, 2011 as the Company upgraded more ammonia into UAN to realize higher gross profit margins. Production was higher during the fiscal year ended September 30, 2011, as compared to the fiscal year ended September 30, 2010, as a result of the Company’s 2009 turnaround during which the Company’s facility underwent a scheduled turnaround and unplanned repairs and maintenance, which resulted in 30 and 26 off stream days for the Company’s ammonia and UAN units, respectively, during the first fiscal quarter of 2010.

The Company estimates that gross profit for its nitrogen fertilizer business was between $12.0 million and $13.0 million for the three months ended September 30, 2011, compared to approximately $8.2 million for the three months ended September 30, 2010. The increase was primarily the result of higher prices paid for the Company’s products during the three months ended September 30, 2011, partially offset by decreased sales volumes of ammonia, UAN and other products during the period and additional costs relating to the Company’s 2011 turnaround. The Company estimates that operating income for its nitrogen fertilizer business was between $9.5 million and $10.5 million for the three months ended September 30, 2011, compared to approximately $6.4 million for the three months ended September 30, 2010. The increase was primarily the result of higher prices paid for the Company’s products during the three months ended September 30, 2011, partially offset by decreased sales volumes of ammonia, UAN and other products during the period, costs relating to the Company’s 2011 turnaround and a loss on disposal relating to the removal of a selective catalyst recovery unit.

The Company estimates that gross profit for its nitrogen fertilizer business was between $75.5 million and $76.5 million for the fiscal year ended September 30, 2011, compared to approximately $25.4 million for the fiscal year ended September 30, 2010. The increase was primarily the result of higher prices paid for the Company’s products and lower natural gas prices during the fiscal year ended September 30, 2011 and unplanned repairs and maintenance costs during the first fiscal quarter of 2010, partially offset by higher costs relating to the Company’s 2011 turnaround. The Company estimates that operating income was between $69.0 million and $70.0 million for the fiscal year ended September 30, 2011, compared to approximately $20.4 million for the fiscal year ended September 30, 2010. The increase was primarily the result of higher prices paid for the Company’s products and lower natural gas prices during the fiscal year ended September 30, 2011 and unplanned repairs and maintenance costs during the first fiscal quarter of 2010, partially offset by higher costs relating to the Company’s 2011 turnaround, additional audit and tax fees, administrative agent fees under the Company’s 2010 credit agreement, sales-based incentive bonuses and a loss on disposal relating to the removal of a selective catalyst recovery unit.

Although the estimates included above reflect the Company’s current best estimates, because the Company’s audited financial statements for the fiscal year ended September 30, 2011 are not yet available, these estimates are preliminary and unaudited and may be revised as a result of management’s further review of the Company’s results and the completion of the Company’s year-end audit. During the course of the preparation of the Company’s financial statements and related notes, the Company may identify items that would require it to make material adjustments to the preliminary financial information presented above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: October 26, 2011	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial Officer